Exhibit 99.1


    ANDREA ELECTRONICS CORPORATION ANNOUNCES THIRD QUARTER 1999 RESULTS
    -------------------------------------------------------------------

     Melville, New York, October 28, 1999 - Andrea Electronics Corporation (Amex: AND) announced today that net revenues for the three months ended September 30, 1999 approximated $4.3 million, versus $5.3 million in the same period in 1998. Net loss for the three months ended September 30, 1999 was approximately $1.7 million, or $0.13 per common share on a diluted basis, compared to a net loss of approximately $1.7 million, or $0.15 per common share on a diluted basis, for the three months ended September 30, 1998. For the nine months ended September 30, 1999, the Company reported net revenues of approximately $13.3 million, compared to $14.2 million in the first nine months of 1998. For the nine months ended September 30, 1999, the Company reported a net loss of approximately $5.2 million, or $0.40 per common share on a diluted basis, compared to a net loss of $3.1 million, or $0.31 per common share on a diluted basis, for the nine months ended September 30, 1998. Included in the $3.1 million net loss of for the first nine months of 1998 was a $1.8 million net gain from the sale of the Company's then primary operating facility.

    The principal factors that contributed to the $1.7 million loss for the three months ended September 30, 1999 continue to be lower price/lower margin sales of PC headsets to the Company's original equipment manufacturer (OEM) customers, significant investments in research and development activities primarily associated with the Company's efforts in developing digital audio technologies, goodwill amortization expense, promotional/advertising activities, expenses associated with creating and maintaining strategic alliances and significant operating expenses related to marketing the Company's digital signal processing (DSP) technologies.

    During the three months ended September 30, 1999, research and development expenses increased approximately 102% over the same period in 1998. For the nine months ended September 30, 1999, research and development expenses increased 83% over the first nine months of 1998. These significant increases are due to the Company's continuing efforts to develop its DSP technologies, including patented and patent-pending DSDA(TM), DFTA(TM), PureAudio(TM), SuperBeam(TM), EchoStop(TM) and USB-PCA.

    During the three months ended September 30, 1999, general, administrative and selling expenses decreased approximately 30% over the same period in 1998. For the nine months ended September 30, 1999, general, administrative and selling expenses decreased 22% over the first nine months of 1998. These decreases are primarily attributable to cost reduction efforts and, to a lesser extent, a reallocation of resources to research and development activities.

    "This is an exciting time for Andrea Electronics as we continue to create strategic alliances and expand our portfolio of digital array audio input technologies," said Christopher P. Sauvigne, President and Chief Operating Officer of Andrea Electronics Corporation. "Although we do not expect to achieve our goal of profitability for the fourth quarter of 1999, we believe our continued investments in our technologies and strategic alliances will enhance long-term shareholder value."

    ANDREA DESKTOP ARRAY DA-400 MICROPHONE ACHIEVES MILESTONE

    IBM Corporation ("IBM") has added the Andrea Electronics' Digital Signal Processor (DSP)-based Desktop Array(TM) DA-400 microphone, with newly developed SuperBeam(TM) software technology, to its list of approved microphones for use with its ViaVoice(R) Millennium continuous dictation products. Specifically, IBM has tested for compatibility and approved the Array microphone as a far-field microphone solution for use in text dictation in quiet and normal office environments. In higher noise environments, IBM recommends close talking, noise canceling microphones.

    "Today, we are pleased to announce that IBM has added Andrea's Desktop Array DA-400 microphone to their approved microphone list for use with its ViaVoice Millennium continuous speech dictation products and we look forward to the opportunity to offer this revolutionary interface to IBM's customers," said Douglas J. Andrea, Co-Chairman and Co-Chief Executive Officer of Andrea Electronics Corporation.

    KEY THIRD QUARTER 1999 EVENTS

    -- Andrea Electronics Unveils Pentium(R) Processor-based Andrea USB
       Microphone Array (DSDA(TM)) at 1999 Intel Developers Forum;

    -- Xybernaut Corporation Selects Andrea Electronics Headsets To Be
       Incorporated In the Xybernaut(R) Mobile Assistant(R) IV;

    -- John R. Larkin Elected To Andrea Electronics' Board of Directors;

    -- ViA, Inc. Endorses Andrea Electronics' Universal Serial Bus (USB) Full
       Duplex Audio Technology

    KEY ANNOUNCEMENTS MADE FOLLOWING THIRD QUARTER 1999

    -- Andrea Electronics Launches New DSP-based Desktop Array(TM) DA 400 with
       SuperBeam(TM) Technology for Continuous Speech Recognition;

    -- Andrea Electronics Announces Joint Venture Agreement with J. D'Addario
       & Co., Inc.;

    -- Andrea Electronics Introduces Apple(R) iMac(TM)-Compatible Headset

    Andrea Electronics Corporation designs, develops and manufactures audio technologies and equipment for enhancing applications that require high performance and high quality voice input. The Company's patented Active Noise Reduction (ANR READY (R)) earphone, Active Noise Cancellation (ANC) near-field microphone, patented Digital Super Directional Array (DSDA(TM)) and patent-pending Directional Finding and Tracking Array (DFTA(TM)) far-field microphone technologies enhance a wide range of audio products to eliminate background noise and ensure the optimum performance of voice applications. Applications for the Company's technologies include: speech recognition programs, Internet telephony, video/audio conferencing, automobile PCs, home automation systems, hand-held devices and multiplayer online games, among others. OEM and software publisher customers and strategic partners of Andrea Electronics' include: IBM Corporation, Intel Corporation, Clarion Corporation of America, Microsoft Corp., Lernout & Hauspie, AVR Communications, Lotus Development Corporation, Conversational Computing Corporation, Mpath, Net2Phone, ILINC and iSight, among others.

    This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "anticipates," "believes," "estimates," "expects," "intends," "plans," "seeks," variations of such words, and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve matters that are subject to certain risks, uncertainties and assumptions that are difficult to predict, including economic, competitive, governmental, technological and other factors, that may affect the business and prospects of Andrea Electronics Corporation (the "Company"). The Company cautions investors about the following significant factors, which, among others, have in some cases affected the Company's actual results and are in the future likely to affect the Company's actual results and could cause them to differ materially from those expressed in any forward-looking statements: the rate at which Andrea Anti-Noise, DSDA, DFTA and other Andrea technologies are accepted in the marketplace; the competitiveness of Andrea Anti-Noise, DSDA, DFTA and other Andrea products in terms of technical specifications, quality, price, reliability and service; the sufficiency of the Company's funds for research and development, marketing and general and administrative expenses; infringement and other disputes relating to patents and other intellectual property rights held or licensed by the Company or third parties; and the Company's continuing ability to enter and maintain collaborative relationships with other manufacturers, software authoring and publishing companies, and distributors. These and other similar factors are discussed under the heading "Cautionary Statement Regarding Forward-looking statements" included in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K and in the Company's Annual Report to shareholders, and in documents subsequently filed by the Company with the Securities and Exchange Commission.

    "Andrea Anti-Noise," "ANR Ready," "DSDA," DSDA-PRO" and "DFTA" are trademarks of Andrea Electronics Corporation or an Andrea Electronics Corporation subsidiary. Visit Andrea Electronics' website at http://www.AndreaElectronics.com.

               ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS

    ASSETS                                     September 30,  December 31,
                                                   1999           1998
                                               (unaudited)     (audited)
                                               ------------   ------------
    CURRENT ASSETS:
    Cash and cash equivalents                    $9,348,688    $5,437,423
    Accounts receivable, net of allowance
     for doubtful accounts of $202,251            4,243,275     4,867,782
    Inventories, net                              7,647,839     8,014,323
    Prepaid expenses and other current assets       239,179       498,662
                                                 ----------    ----------

    Total current assets                         21,478,981    18,818,190

    PROPERTY, PLANT AND EQUIPMENT, net            2,114,020     1,919,966
    DEFERRED INCOME TAXES                         1,806,615     1,806,615
    OTHER ASSETS                                  2,022,008     1,751,501
    GOODWILL                                     25,005,825    26,385,668
                                                 ----------    ----------

    Total assets                                $52,427,449   $50,681,940
                                                 ==========    ==========


    LIABILITIES AND SHAREHOLDERS' EQUITY

    CURRENT LIABILITIES:
    Trade accounts payable                       $2,335,399    $2,221,912
    Other current liabilities                     1,449,191     1,745,041
    Current portion of long term debt               505,000       514,121
    Convertible Notes                             1,477,616            --
                                                 ----------    ----------

    Total current liabilities                     5,767,206     4,481,074

    LONG TERM DEBT                                  713,327     1,126,390
    CONVERTIBLE NOTES, net                               --     1,455,231
    OTHER LIABILITIES                                    --        40,345
                                                 ----------    ----------

    Total liabilities                             6,480,533     7,103,040
                                                 ----------    ----------

    SERIES B REDEEMABLE CONVERTIBLE PREFERRED
     STOCK, $.01 par value; 750 and 0 shares
     issued and outstanding, respectively         7,170,523            --
                                                 ----------    ----------

    SHAREHOLDERS' EQUITY:
    Preferred stock, $.01 par value;
     authorized: 5,000,000 shares                        --            --

    Common stock, $.50 par value;
     authorized: 25,000,000 shares; issued
     and outstanding: 13,242,538 and
     13,210,038 shares, respectively              6,621,269     6,605,019

    Additional paid-in capital                   42,991,330    42,548,399
    Accumulated deficit                         (10,836,206)   (5,574,518)
                                                 ----------    ----------

    Total shareholders' equity                   38,776,393    43,578,900
                                                 ----------    ----------
    Total liabilities and shareholders' equity  $52,427,449   $50,681,940
                                                 ==========    ==========

               ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (UNAUDITED)

                        ----------------------------------------------------
                             Three Months Ended         Nine Months Ended
                               September 30,              September 30,
                            1999          1998         1999         1998
                        ----------------------------------------------------


    NET SALES           $4,326,098    $5,341,719  $13,314,312   $14,187,148

    COST OF SALES        2,953,516     3,466,280    9,244,906     9,040,435
                        ----------    ----------  -----------   -----------

    Gross Profit         1,372,582     1,875,439    4,069,406     5,146,713

    RESEARCH AND
     DEVELOPMENT EXPENSES  747,848       369,806    2,494,294     1,359,905

    GENERAL,
     ADMINISTRATIVE AND
     SELLING EXPENSES    2,306,481     3,302,466    6,691,252     8,592,915
                        ----------    ----------  -----------   -----------

    Loss from
     operations         (1,681,747)   (1,796,833)  (5,116,140)   (4,806,107)
                        ----------    ----------  -----------   -----------

    OTHER INCOME (EXPENSE)
    Interest income        107,731       113,554      181,481       186,870
    Interest expense       (82,070)     (326,816)    (224,407)     (436,935)
    Rent and
     miscellaneous income       --            --           --     1,924,967
                        ----------    ----------  -----------   -----------
                            25,661      (213,262)     (42,926)    1,674,902
                        ----------    ----------  -----------   -----------

    LOSS BEFORE
     INCOME TAXES       (1,656,086)   (2,010,095)  (5,159,066)   (3,131,205)

    PROVISION FOR
     INCOME TAXES               --      (329,043)          --            --
                        ----------    ----------  -----------   -----------

    NET LOSS            (1,656,086)  $(1,681,052) $(5,159,066)  $(3,131,205)
                        ==========    ==========  ===========   ===========

    PREFERRED
     STOCK DIVIDENDS        94,097            --      102,622            --
                        ----------    ----------  -----------   -----------

    NET LOSS APPLICABLE
     TO COMMON
     SHAREHOLDERS      $(1,750,183)  $(1,681,052) $(5,261,688)  $(3,131,205)
                        ==========    ==========  ===========   ===========

    PER SHARE INFORMATION:
    Net Loss Applicable to Common Shareholders:
      Basic                  $(.13)        $(.15)       $(.40)       $ (.31)
                        ==========    ==========  ===========   ===========
      Diluted                $(.13)        $(.15)       $(.40)       $ (.31)
                        ==========    ==========  ===========   ===========

    Shares used in computing net loss per share:
      Basic             13,235,908    11,105,730   13,225,185    10,130,198
                        ==========    ==========  ===========   ===========
      Diluted           13,235,908    11,105,730   13,225,185    10,130,198
                        ==========    ==========  ===========   ===========